Exhibit 15.4

May 17, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read Item 16F of the Form 20-F for the year ended December 31, 2020 dated May 17, 2021 of ChinaCache International Holdings Ltd. and are in agreement with the statements contained in subsection (c) contained therein concerning Marcum Bernstein & Pinchuk. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP